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                                                                       EXHIBIT C

                                                              HARRIS, JEFFREY R.
                                                          Audit Committee Option

                           MOBILITY ELECTRONICS, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

     This Non-Qualified Stock Option Agreement (the "Agreement"), dated as of January 13, 2000, is entered into between Mobility Electronics, Inc., a Delaware corporation (the "Company"), Jeffrey R. Harris, a director of the Company (the "Optionee"). In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows.

     1. GRANT OF OPTION. Under the terms and conditions of Section 6(b)(v)(A) of the Company's Amended and Restated 1996 Long Term Incentive Plan (the "Plan") the Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of a total of 5,000 shares of the Company's Common Stock, par value $.01 per share, at a price of $5.25 per share. The Option is granted as of the date first above written (the "Date of Grant").

     2. CHARACTER OF OPTION. The Option is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     3. TERM. The Option will expire on the fourth anniversary of the Date of Grant or, in the event the Optionee is not reelected to the Board of Directors, resigns or is removed from the Board of Directors for any reason then any portion of the Option not vested at such time shall terminate as may be provided in Section 6(b) of the Plan.

     4. VESTING. Subject to the provisions of Section 6(b) of the Plan, the Option may be exercised according to the following schedule:

                     Amount of
                     Shares
                     Exercisable         Period
                     -----------         ------
                         100%            After one year from the Date of Grant

The unexercised portion of the Option from one period may be carried over to a subsequent period or periods, and the right of the Optionee to exercise the Option as to such unexercised portion shall continue for the entire term.

     5. PROCEDURE FOR EXERCISE. Exercise of the Option or a portion thereof shall be effected by the giving of written notice to the Company and payment of the purchase price prescribed in Section 1 above for the shares to be acquired pursuant to the exercise.

     6. PAYMENT OF PURCHASE PRICE. Payment of the purchase price for any shares purchased pursuant to the Option shall be in cash, unless otherwise agreed to in writing by the Compensation Committee of the Board of Directors of the Company.

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     7. TRANSFER OF OPTIONS. The Option may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee or by the Optionee's legally authorized representative.

     8. TERMINATION. The Optionee shall terminate on the earlier of (i) the expiration date set forth in Section 3 above or, (ii) in the event the Optionee is not reelected to the Board of Directors, resigns or is removed from the Board of Directors for any reason, the date provided in Section 6(b) of the Plan.

     9. ACCEPTANCE OF THE PLAN. The Optionee is granted subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein. The Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

     10. AMENDMENT. This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.

     11. CONFIDENTIALITY. In consideration of the grant of Option hereunder, Optionee agrees to the following:

          (a) Acknowledgement of Proprietary Interest. Optionee recognizes the proprietary interest of the Company and its affiliates in any Trade Secrets (as hereinafter defined) of the Company and its affiliates. Optionee acknowledges and agrees that any and all Trade Secrets currently known by Optionee or learned by Optionee during the course of his engagement by the Company or otherwise, whether developed by Optionee alone or in conjunction with others or otherwise, shall be and is property of the Company and its affiliates. Optionee further acknowledges and understands that his disclosure of any Trade Secrets will result in irreparable injury and damage to the Company and its affiliates. As used herein, "Trade Secrets" means all confidential and proprietary information of the Company and its affiliates, now owned or hereafter acquired, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, financial projections, cost summaries, pricing formula, and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates and information related to the business, products or sales of the Company or its affiliates, or any of their respective customers, other than information which is otherwise publicly available; provided, however, "Trade Secrets" does not include any information that is known or readily obtainable by companies within the computer industry.
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              (b) Covenant Not-to-Divulge Trade Secrets. Optionee acknowledges and agrees that the Company and its affiliates are entitled to prevent the disclosure of Trade Secrets. As Consideration for the grant of the options hereunder to Optionee by the Company, Optionee agrees at all times during his engagement with the Company and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company and its affiliates to further the business of the Company and its affiliates, and not to use except in the pursuit of the business of the Company and its affiliates, the Trade Secrets, without the prior written consent of the Company, including Trade Secrets developed by Optionee.

              (c) Return of Materials at Termination. In the event of any termination or cessation of his engagement with the Company for any reason whatsoever, Optionee will promptly deliver to the Company all documents, data and other information pertaining to Trade Secrets. Optionee shall not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.

         12. MISCELLANEOUS. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of the Optionee.

         Executed as of the date first above written.

                                   MOBILITY ELECTRONICS, INC.

                                   By: /s/ CHARLES R. MOLLO
                                       -----------------------------------------
                                       Charles R. Mollo, Chief Executive Officer

                                   OPTIONEE:

                                   /s/ JEFFREY R. HARRIS
                                   ---------------------------------------------
                                   Jeffrey R. Harris

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                                   Social Security Number of Optionee